Exhibit 10.7
Memorandum Agreement with Mr. Hu Linfu and Madam Chen Shuizhen for termination of the co-operation in Anji Bio dated July 27, 2006
(Translated version)
THIS AGREEMENT is made this 27th day of July  , 2006
BETWEEN

Party A:	Zhejiang University (Hangzhou) Innoessen Bio-technology Inc.
(“Zhejiang Innoessen”)

Party B:	Hu Linfu

Party C:	Chen Shuizhen
Whereas Party A is the owner of 93.67% and Party C is the owner of 6.33% of the equity share capital in Anji Science Bio-Product Inc. (“Anji Bio”). In the course of the co-operation of Party A, B and C, there have been divergence in the management principle of Anji Bio.
IT IS HEREBY AGREED AS FOLLOWS:-
Terminate the Co-operation
Effective the signing hereof, Party B acquired Party A’s 38% injected capital in Anji Bio, settled by Party B’s 30.39% equity interest in Victory Rise Group Limited (“Victory Rise”), representing his entire beneficial interest in Victory Rise. Party A and Party B, or their respective designated persons shall complete the transaction no later than September 30, 2006. Upon completion of the transaction, the entire interest of Party B in Victory Rise shall belong to Party A or its designated person and 38% of injected capital of Party A in Anji Bio shall belong to Party B or his designated person.
The remaining 55.67% injected capital in Anji Bio owned by Party A shall be sold by Party A to Party B for consideration on one to one value basis. The relevant assets shall include: (1) the piece of land of area 3,822 square meters purchased bought by Anji Bio from Zhong Yuan Company at cost of RMB 361,943; (2) building premises of Factory No. 3 and its ancillary facility which includes GMP Alteration and Cell plant totally valued RMB 1.55 million; and (3) other retainable equipments to be transferred at an agreed price between Party A and B. After cessation of Party A as shareholder of Anji Bio, the 55.67% share capital in Anji Bio shall belong to Party B or his designated person.
The total investment other than the injected capital of Party A totalling RMB5.4662 million shall be transferred back to Party A as per annexure (“Attachment I”), which grossly includes (1) equipments valued at RMB 2.4408 million which is evidenced by invoices issued to Anji Bio, accounts receivables from Anji Bio in books of Zhejiang Innoessen and accounts payables to Zhejiang Innoessen in books of Anji Bio; (2) equipments of total

RMB 2.36 million prepaid by Zhejiang Innoessen and kept by Anji Bio without invoices; (3) equipments being used by Anji Bio with invoices to Zhejiang Innoessen of total RMB 665,400. Party C shall repair the non-operational wear down and loss or compensate Party A in respect of the equipment which Party A shall receive (unused equipment is excepted). Party A, B and C shall complete verifications of assets by August 30, 2006.
The changes of shareholdings of Party A’s 93.67% equity interest in Anji Bio and Party B’s 30.49% equity interest in Victory Rise shall be deemed to have taken place upon the formalities to register the changes having been completed. Both parties shall unconditionally assist the other party to complete the formalities within two months in accordance with the applicable laws and the company’s bye-laws. The transferee shall conduct transfer registration for the transferor at the place of location of the transferor and the other party shall be obliged to assist in the transfer registration and the completion of registration formalities shall be executed by both parties simultaneously.
Anji Bio’s receivables and payables as at the financial statements dated December 31, 2005, shall be settled in accordance with the relevant agreements ((1) Pursuant to the “Agreement for stock taking of inventories” (“Agreement A”) dated July 1, 2004, Party A or Anji Bio shall pay RMB 442,550 and accrued interest to Hu Linfu pursuant to Agreement A, subject to the party received the proceeds from sale of the inventories; (2) the retained profit of RMB 365,000 with Party A derived from resale of products shall be paid by Party A to Anji Bio.
Party B and C undertakes to procure Anji Bio to assign the two patents of invention, which were assigned from Zhejiang University to Anji Bio, to Party A and accordingly party A shall pay to Anji Bio the consideration of RMB 300,000 and thereafter, Party A shall unconditionally grant the right of use of the same to Anji Bio, with controlling stake held by Party B, as follows: (1) the use of the patent for production method of bamboo leave flavonoids powder or paste by Anji Bio or its successor provided that Party B shall hold Anji Bio not less than 51% of the then total share equity of Anji Bio; (2) the use by customers of Anji Bio or its successor of the patent for the application of the extraction of bamboo leave in beer; (3) the above patent (ZL 98104564.2) for the production of bamboo leave flavonoids is restricted to be used in the region of Anji County.
Party A and C shall respectively share and bear, in accordance with the proportion of their respective shareholdings, the retained profit or liability of Anji Bio incurred in the period of the co-operation (cut-off at December 31, 2005 by making reference to the financial statements as at December 31, 2005, after deduction of RMB 1.81 million from the shareholders equity).
Anji Bio recognizes to pay rent to Zhong Yuan Company, a company beneficially owned by Party B, for leasing the land and factory building during the period of cooperation, as stated in the original land purchase agreement (the 3,822 square meters excluded) (original agreement stated the rent shall be equivalent to the bank interest rate of the original purchase price of the land and factory building). Party A and C shall pay the proportionate amount according to their respective percentage of shareholdings in Anji Bio at an agreed amount of RMB 1.5 million to Party B.
Party A shall pay Party B an amount of RMB 48,000 being the remuneration benefit in respect of the period for Party B’s acting as the senior deputy general manager of Party A.

Payments of all amounts agreed hereto shall be consolidated and settled at the time before September 30, 2006 between Party A, B and C and payments to be cleared within one month after all parties have confirmed thereof.
Party B shall be responsible for the receivables and payables of Anji Bio incurred after its audit for the year ended December 31, 2005.
Both parties shall set up a working committee which, pursuant to this agreement, shall lead the drafting of various specific agreements. Works of the working committee shall commence its works no later than two weeks from signing hereof.
Upon signing hereof, relevant parties shall make respective applications to the courts for deferring trials of the litigating cases regarding Anji Bio. After this agreement has been fully completed, relevant parties shall withdraw their respective litigating cases.
In the course of performing this agreement by the parties, Party A shall not make use of the status of Anji Bio not having finished the registration of the changes in shareholding to participate in the business operation of Anji Bio and Party B shall not do anything which may impact the interest of Party A.
This agreement shall be valid from the date signing hereof until September 30, 2006.
This agreement shall be governed by the laws of the People’s Republic of China and in the case of disputes arising in the course of performing this agreement, disputes shall be settled by the parties by negotiation for supplemental agreements, failing which each of the parties shall have the right to institute proceedings before the court.
All parties execute this agreement with the genuine intention of the parties, in eight copies. The agreement shall become effective on execution hereof by the parties, witnessed by their respective witness and stamped.

Signed by Party A:	/signed/
Signed by Party B:	/signed/
Signed by Party C:	/signed/

Signature of witness:	/signed/
Signing date:	July 27, 2006
Signing place:	People’s Government Office, Anji County
Annexure:	Attachment 1 - List of Equipment

Attachment 1
List of Equipment

Part 1		Value (RMB)

1.	The grinder, extractor and dryer whole set equipment unit supplied by Wuxi Taihu Grain Machine Company Limited	450,000

2.	Spray drying machine supplied by Wuxi City Xiandai Spray Drying Equipment Company Limited	240,000

3.	Kettle system equipment supplied by Wanzhou Haijie Medical Machine Company Limited	1,207,480

4.	The sterilizer, water treatment equipment and kettle equipment supplied by Wenzhou Jintai Light Industry Manufactory Company Limited	200,480

5.	Equipment supplied by Qingtao Yuntai Food Machinery Company Limited	342,856

Part 2

1.	Filtering equipment supplied by Nanjing Haimi Keji Company Limited	2,240,000

2.	Disc separator equipment supplied by Nanjing Lvdao Separating Equipment Factory	120,000

Part 3

1.	One set of stainless steel pump supplied by Hangzhou Shijie Water Supply Equipment Company Limited

2.	One set of boiler including installation supplied by Changzhou Boiler Company Limited

3.	One set of shaking filter supplied by Xinxiang City Liou Machinery Company Limited

4.	One set of boiler dust eliminator supplied by Shangru City Tianlong Environmental Equipment Factory

5.	One set of case dryer tank supplied by Changzhou Gaoke Environmental Equipment Factory

6.	One set of material supply packing machine supplied by Shanghai Da He Packing Machine Company Limited

7.	One set of explosion preventive machine supplied by Qingtao Yuntai Food Machinery Company Limited

8.	Filtering equipment supplied by Nanjing Haimi Keji Company Limited

9.	Hydraulic delivery cart supplied by Hangzhou Changcheng Machine Enterprises Limited

10.	Hydraulic fork lift supplied by Hangzhou Changcheng Machine Enterprises Limited

	Total	665,402.70